Exhibit 99.1

Superior Group of Companies, Inc. Reports Operating Results for the First Quarter Ended March 31, 2020

●	Net Sales increased 8.9 percent
●	Earnings per Share (Diluted) increased 37.5%

SEMINOLE, Fla., April 30, 2020 (GLOBE NEWSWIRE) -- Superior Group of Companies, Inc. (NASDAQ: SGC), today announced its first quarter operating results for 2020.

The Company announced that for the first quarter ended March 31, 2020, net sales increased 8.9 percent to $94.2 million, compared to first quarter 2019 net sales of $86.6 million. Pretax Income was $4.6 million compared to $3.0 million in 2019. Net income was $3.4 million or $0.22 per diluted share compared to $2.4 million or $0.16 per diluted share for the first quarter of 2019.

Michael Benstock, Chief Executive Officer, commented, “Under normal circumstances, this earnings release would talk about how pleased we are to report the strong operating results that we had in the first quarter with sales up nicely at 8.9% and earnings per share up 37.5% as we continue to execute against our long-term growth strategies.  However, these are not normal times.  While the COVID-19 pandemic only had a moderate impact on our operating results the last few weeks of the first quarter, it is expected to have a much more significant impact as we move forward.  On the positive side, our healthcare uniform business is experiencing a tremendous surge in demand to support the increased requirements to outfit an ever-increasing number of healthcare workers on the front lines of the battle against the Coronavirus.  Additionally, demand remains strong in the portion of our HPI business that supports businesses designated as essential such as grocery, big box retailers and pharmacy customers.  These increases in demand are being offset by significant slowing in the dining, entertainment, lodging and transportation markets.

“In our promotional products segment, marketing budget reductions and event cancellations have impacted the entire branded merchandise industry, which is significantly event driven. A prolonged moratorium on events and a reduction of in-store promotions will negatively impact our operating results in this segment as we move forward.  However, our BAMKO team, utilizing our strong sourcing network and resources has been instrumental in sourcing much needed personal protective equipment (PPE) that many customers have been asking for, filling a critical need during this crisis and helping to offset a significant amount of the negative impact in revenues. Many of these products are new revenue sources for BAMKO and other SGC divisions.

“Our BPO segment, The Office Gurus, experienced a slight disruption in business at the very end of the first quarter as they had to adjust quickly to the government action in El Salvador closing all call center facilities.  They were able to pivot very quickly and successfully to a work from home model and continue to service their customers very well.  To help offset the possibility of future deterioration in sales associated with the pandemic, we are actively pursuing several new opportunities from prospective clients that need support due to either their call center partner’s inability to deploy a work from home solution or their inability to continue to employ their own internal support.

We believe that once demand normalizes for our current clients’ needs, we will have the opportunity to explore more growth in our nearshore centers. We will also be prepared to capitalize on the new knowledge that we have acquired through this crisis and several new opportunities, such as the ability to increase our capacity substantially by continuing to work from home for certain accounts and offering this solution to future prospects. We also anticipate that some smaller nearby centers will be unable to weather the storm, making their clients and agents available to us, which will reduce our customer acquisition costs and recruiting expense.

“We are focused on maintaining liquidity during this time.  We have demonstrated many times in the past that our balance sheet typically becomes more liquid in an economic downturn.  We have made appropriate and significant reductions in operating expenses, and will also reduce certain capital expenditures to preserve capital.  We are confident that we have access to adequate liquidity to meet our needs at this time.   While the magnitude of this pandemic is larger than the many catastrophes and economic downturns that we have faced in the past century, we have a well-seasoned management team that has a long track record of weathering the storm and coming out of the back end even stronger than when it began.

“Our primary concern is for the safety of our workforce and customers. We are proud of our leadership and associates who have worked tirelessly at home, in factories, distribution facilities and our offices around the world to support the multitude of essential businesses that rely on us.  We send our hopes and best wishes for good health to all of those who are working to ensure the well-being of our nation and the world. Those on the front line of this battle are heroes to all of us and deserve our respect, prayers, support and praise during this difficult time.”

CONFERENCE CALL

Superior Group of Companies will hold a conference call on Thursday, April 30, 2020 at 2:00 p.m. Eastern Time to discuss the Company’s results. Interested individuals may join the teleconference by dialing (844) 861-5505 for U.S. dialers and (412) 317-6586 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Group of Companies call. The live webcast and archived replay can also be accessed in the investor information section of the Company’s website at www.superiorgroupofcompanies.com.

A telephone replay of the teleconference will be available one hour after the end of the call through 2:00 p.m. Eastern Time on May 14, 2020. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations.  Canadian dialers can access the replay at (855) 669-9658.  Please reference conference number 10141209 for all replay access.

Disclosure Regarding Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by use of the words “may,” “will,” “should,” “could,” “expect,” anticipate,” “estimate,” “believe,” “intend,” “project,” “potential,” or “plan” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements in this press release may include, without limitation: (1) the projected impact of the current coronavirus (COVID-19) on our, our customers’, and our suppliers’ businesses, (2) projections of revenue, income, and other items relating to our financial position and results of operations, (3) statements of our plans, objectives, strategies, goals and intentions, (4) statements regarding the capabilities, capacities, market position and expected development of our business operations, and (5) statements of expected industry and general economic trends.

Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the following: the impact of competition; the effect of uncertainties related to the current coronavirus (COVID-19) pandemic on the U.S. and global markets, our business, operations, customers, suppliers and employees, including without limitation the length and scope of the restrictions imposed by various governments and success of efforts to find a suitable vaccine, among other factors; general economic conditions, including employment levels, in the areas of the United States of America (“United States”)  in which the Company’s customers are located; changes in the healthcare, industrial, commercial, leisure and public safety industries where uniforms and service apparel are worn; our ability to identify suitable acquisition targets, successfully integrate any acquired businesses, successfully manage our expanding operations, or discover liabilities associated with such business during the diligence process; the price and availability of cotton and other manufacturing materials; attracting and retaining senior management and key personnel and other factors described in the Company’s filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, formerly Superior Uniform Group, established in 1920, is a combination of companies that help customers unlock the power of their brands by creating extraordinary brand experiences for employees and customers. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare®, HPI™ and CID Resources are signature uniform brands of Superior Group of Companies. Each is one of America’s leading providers of uniforms and image apparel in the markets it serves. They specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every workday, more than 6 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions® and Public Identity® are signature promotional products and branded merchandise brands of Superior Group of Companies. They provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of its business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:
Andrew D. Demott, Jr.
COO, CFO & Treasurer
(727) 803-7135

-OR-

Hala Elsherbini
Halliburton Investor Relations
(972) 458-8000

Comparative figures are as follows:

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and par value data)

	Three Months Ended March 31,
	2020	2019
Net sales	$94,245	$86,552

Costs and expenses:
Cost of goods sold	60,794	56,284
Selling and administrative expenses	27,489	25,863
Other periodic pension costs	285	259
Interest expense	1,060	1,170
	89,628	83,576
Income before taxes on income	4,617	2,976

Income tax expense	1,250	600

Net income	$3,367	$2,376

Net income per share:
Basic	$0.22	$0.16
Diluted	$0.22	$0.16

Weighted average shares outstanding during the period:
Basic	15,024,851	14,927,341
Diluted	15,200,898	15,262,654

Cash dividends per common share	$0.10	$0.10

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and par value data)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$5,773	$9,038
Accounts receivable, less allowance for doubtful accounts of $3,270 and $2,964, respectively	73,551	79,746
Accounts receivable - other	658	1,083
Inventories	73,844	73,379
Contract assets	38,234	38,533
Prepaid expenses and other current assets	7,395	9,934
Total current assets	199,455	211,713
Property, plant and equipment, net	33,971	32,825
Operating lease right-of-use assets	5,033	5,445
Intangible assets, net	61,582	62,536
Goodwill	36,096	36,292
Other assets	8,469	10,122
Total assets	$344,606	$358,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,660	$33,271
Other current liabilities	31,709	18,894
Current portion of long-term debt	11,464	15,286
Current portion of acquisition-related contingent liabilities	1,953	1,905
Total current liabilities	69,786	69,356
Long-term debt	89,662	104,003
Long-term pension liability	10,092	10,253
Long-term acquisition-related contingent liabilities	3,552	3,423
Long-term operating lease liabilities	2,133	2,380
Deferred tax liability	5,970	7,042
Other long-term liabilities	5,021	4,922
Commitments and contingencies (Note 6)
Shareholders’ equity:
Preferred stock, $.001 par value - authorized 300,000 shares (none issued)	-	-
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding 15,222,161 and 15,227,604 shares, respectively.	15	15
Additional paid-in capital	57,669	57,442
Retained earnings	109,086	107,581
Accumulated other comprehensive income (loss), net of tax:
Pensions	(6,876)	(7,224)
Cash flow hedges	86	91
Foreign currency translation adjustment	(1,590)	(351)
Total shareholders’ equity	158,390	157,554
Total liabilities and shareholders’ equity	$344,606	$358,933

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,367	$2,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,869	2,060
Provision for bad debts - accounts receivable	865	138
Share-based compensation expense	399	481
Deferred income tax benefit	(784)	(1,182)
Gain on sale of property, plant and equipment	-	(3)
Change in fair value of acquisition-related contingent liabilities	175	201
Changes in assets and liabilities:
Accounts receivable - trade	4,940	309
Accounts receivable - other	425	312
Contract assets	299	1,876
Inventories	(831)	1,522
Prepaid expenses and other current assets	2,327	(2,197)
Other assets	1,410	(1,503)
Accounts payable and other current liabilities	4,656	(12)
Long-term pension liability	294	262
Other long-term liabilities	134	1,099
Net cash provided by operating activities	19,545	5,739

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(2,073)	(1,723)
Proceeds from disposals of property, plant and equipment	-	3
Net cash used in investing activities	(2,073)	(1,720)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings of debt	34,488	54,856
Repayment of debt	(52,672)	(55,161)
Payment of cash dividends	(1,521)	(1,515)
Proceeds received on exercise of stock options	-	210
Tax (provision) benefit from vesting of acquisition-related restricted stock	(13)	30
Common stock reacquired and retired	(500)	(992)
Net cash used in financing activities	(20,218)	(2,572)

Effect of currency exchange rates on cash	(519)	15
Net increase (decrease) in cash and cash equivalents	(3,265)	1,462
Cash and cash equivalents balance, beginning of period	9,038	5,362
Cash and cash equivalents balance, end of period	$5,773	$6,824